UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported):   May 31, 2006

James River Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51480 (Commission File Number)	05-0539572 (I.R.S. Employer Identification No.)

300 Meadowmont Village Circle, Suite 333
Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(919) 883-4171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 31, 2006, the Company entered into an employment agreement with Gregg T. Davis, Executive Vice President – Finance and Treasurer. The agreement has an initial term of three years and automatically renews for three year terms thereafter unless written notice not to extend the term is provided by us or Mr. Davis at least 180 days prior to the end of the term. Pursuant to the agreement, the Company shall pay Mr. Davis an initial annual base salary of $275,000, subject to annual adjustment by the Board of Directors, and Mr. Davis may receive discretionary bonuses as our Board of Directors may determine. Mr. Davis is also entitled to participate in benefit plans generally available to the Company’s executive employees. The agreement subjects Mr. Davis to confidentiality, non-competition and non-solicitation covenants.

We may terminate the agreement for cause (as defined in the agreement), without cause (which may be for business performance or for any other reason), or upon disability and may elect to have the agreement expire at the end of a term. Mr. Davis may terminate the agreement for good reason (as defined in the agreement), and may elect to have the agreement expire at the end of a term.

If we terminate the agreement without cause or elect to have the agreement expire at the end of a term (in either case other than for business performance), or Mr. Davis terminates the agreement for good reason, Mr. Davis is entitled to his base salary for 36 months, continuation of benefits for 12 months and any discretionary bonus owed on his last day of employment. If we terminate the agreement for business performance, Mr. Davis is entitled to his base salary for 18 months, continuation of benefits for 12 months and any other discretionary bonus owed on his last day of employment. If we terminate the agreement for cause or disability, or Mr. Davis elects to have the agreement expire at the end of a term, we have no further obligations to Mr. Davis, except as provided in any stock option or bonus or incentive plan.

We will reimburse Mr. Davis for temporary housing and transportation costs, as well as certain relocation expenses.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement dated and effective May 31, 2006 by and between James River Group, Inc. and Gregg T. Davis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

James River Group, Inc. (Registrant)

Date: June 6, 2006	By:	/s/ Michael T. Oakes
Name: Michael T. Oakes
Title: Executive Vice President and Chief Financial Officer